UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported) — April 8, 2011
ONCOR ELECTRIC DELIVERY COMPANY LLC
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	333-100240 (Commission File Number)	75-2967830 (I.R.S. Employer Identification No.)
1601 Bryan Street, Dallas, Texas 75201
(Address of principal executive offices, including zip code)
Registrants’ telephone number, including Area Code — (214) 486-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.
Oncor Electric Delivery Company LLC (“Oncor”) filed a rate review with the Public Utility Commission of Texas (“PUCT”) and 203 cities on January 7, 2011. On April 8, 2011, Oncor filed, and the administrative law judges in the rate review granted, a motion requesting abatement of the procedural schedule in the rate review on the grounds that Oncor and the parties to the rate review have reached a Memorandum of Settlement that would settle and resolve all issues in the rate review. Oncor believes that all parties to the rate review have either agreed to the terms of the settlement or are unopposed to the terms of the settlement. The settlement is subject to the completion of a settlement stipulation and approval by the PUCT. Oncor expects to finalize a stipulation over the next few weeks and then will request approval of the stipulation from the PUCT and certain cities.
The terms of the settlement include a $136.7 million base rate increase and additional provisions to address franchise fees and other expenses. The settlement would result in an impact of approximately $2.36 on an average residential monthly bill of 1300 kWh. Approximately $93 million of the increase would become effective by July 1, 2011 and the remainder would become effective by January 1, 2012. The settlement does not change Oncor’s authorized regulatory capital structure of 60% debt and 40% equity and authorized return on equity of 10.25%.
This report contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in Oncor’s filings with the Securities and Exchange Commission (“SEC”). In addition to the risks and uncertainties set forth in Oncor’s SEC filings, the forward-looking statements in this release could be affected by, among other things: prevailing governmental policies and regulatory actions; legal and administrative proceedings and settlements; and changes in business strategy. Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC
By:	/s/ John M. Casey
	Name:	John M. Casey
	Title:	Vice President — Treasurer
Dated: April 8, 2011